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                                                                EXHIBIT 10.2



                              EMPLOYMENT AGREEMENT

      THIS EMPLOYMENT AGREEMENT ("Agreement") is made as of the 1st day of January, 1996, by and between Eric W. Jacobson, an individual residing at 640 West End Avenue #7A, New York, NY 10024 ("Employee"), and QuietPower Systems, Inc., a Delaware corporation (the "Company"), with principal offices at 1675 Broadway, New York, NY 10019.

      WHEREAS, the Company is engaged in the business of research, consultation, marketing, engineering and distribution of active noise control products and technology to the electric and gas utility industries (the "Business"); and

      WHEREAS, Employee is a key employee of the Company and has a significant degree of managerial, technical and financial expertise in the Company's field of business; and

      WHEREAS, the Company wishes to employ Employee, and Employee wishes to work for the Company, in the capacity of Vice President - Finance and Chief Financial Officer.

      NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto agree as follows:

1.    TERM OF AGREEMENT

      This Agreement shall be effective from January 1, 1996 and shall continue in effect through the third anniversary of the Effective Date (the "Term"). The Agreement shall automatically be renewed for successive one year periods (each such period also a "Term") unless at least one hundred eighty (180) days prior to the end of the Term either party hereto gives written notice to the other party of its intention not to renew this Agreement. The Agreement may also be terminated at any time in accordance with the terms and conditions of Subsection
11.1 hereof.


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2.    EMPLOYMENT

      2.1 Position. The Company hereby employs Employee in a professional and technical capacity with the title of Vice President - Finance and Chief Financial Officer of the Company, and Employee hereby accepts such employment and undertakes and agrees to serve in such capacity. As Vice President - Finance and Chief Financial Officer of the Company, Employee shall have such powers, perform such duties and fulfill such responsibilities consistent with his positions. Employee shall report directly to the Board of Directors of the Company.

      2.2 Scope of Service. During the term of this Agreement, except as may be mutually agreed upon by Employee and the Company, Employee will not be transferred or otherwise required to change his residence or to render his services hereunder other than in the New York, or New York metropolitan areas, except that Employee agrees to make such business trips necessary in the performance of services under this Agreement.

3. COMPENSATION.

      3.1  Base Salary

            (a) In consideration of the services rendered hereunder, the Company shall pay Employee during the term of this Agreement a base salary of ONE HUNDRED FIFTY THOUSAND DOLLARS ($150,000) per annum ("Base Salary"). Such Base Salary shall increase by a percentage each year equal to the percentage increase, if any, in the Consumer Price Index published by the U.S. Department of Labor, Bureau of Labor Statistics, for the New York, NY areas (now known as the "CPI - U for all urban consumers"). The Compensation Committee of the Board of Directors (the "Committee") shall conduct an annual review of Employee's performance. The Base Salary may be subject to temporary or permanent increase by the Committee if it shall determine that economic conditions and Employee's performance so warrant.

            (b) The Base Salary for each such year shall be payable by the Company to Employee in equal monthly installments on the last business day of each month.


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      3.2  Incentive Compensation

            (a) Yearly Bonus. Annually the Committee shall provide a bonus plan to the Employee. Compensation under the bonus plan, attached hereto on Schedule A, shall be contingent upon the Company meeting certain milestones related to revenues, earnings or other important Company objectives.

            (b) Discretionary Bonus. The Committee may, in its sole discretion, pay Employee such other bonus or bonuses during any full or partial fiscal year of the Company which encompasses any part of the term of this Agreement as the Committee deems appropriate in is sole discretion based on Employee's and the Company's performance during that portion of the term of this Agreement.

            (c) Stock Options. The Committee may, in its sole discretion, grant options to purchase the Company's stock as stipulated by its 1993 Stock Option Plan.

      3.3 Fringe Benefits. In addition to the compensation provided for above, so long as Employee is employed by the Company under this Agreement, he shall be entitled to receive all other fringe benefits as are from time to time generally provided to senior officers by the Company (other than termination or severance pay, which is provided for in this Agreement).

4.    BUSINESS EXPENSES

      Employee is authorized to incur, and the Company shall pay and reimburse him for, all reasonable and necessary business expenses incurred in the performance of his duties hereunder including expenses for entertainment, travel and other items in accordance with guidelines adopted by the Board or Committee. The Company will pay and reimburse Employee for all such expenses upon the presentation by Employee, from time to time, of an itemized account of such expenditures and proper documentation thereof as evidence that such expenses have been incurred.

5.    VACATION


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      In addition to the usual national public holidays, Employee shall be entitled to a vacation of four (4) weeks during each year during which time he shall be remunerated in full. Any vacation time up to a maximum of two (2) weeks which if not used in one year may be carried over to the next succeeding year, but not beyond.

6.    SICKNESS

      Without prejudice to the Company's rights pursuant to Section 11 hereinafter, Employee shall receive his usual rate of remuneration in respect of any period when he is absent from work due to sickness, disability or injury for a period of up to sixty (60) days in any continuous period of three hundred sixty five (365) days. Any payment thereafter shall be at the discretion of the Company.

7.    CONFIDENTIALITY

      7.1 Nondisclosure. During his employment by the Company and for two (2) years thereafter, Employee agrees to keep confidential, except as the Company may otherwise consent in writing, and not to disclose, publish, disseminate or make use of any inventions, trade secrets, confidential information, knowledge, data or other information of the Company relating to products, processes, know-how, programs, designs, formulas, test data, customer lists, customer requirements, business operations or techniques, corporate or business plans, marketing plans and strategies, pricing strategies, or other subject matter pertaining to the Business of the Company or any business of its clients, customers, consultants, licensees or affiliates, which Employee may produce, obtain or otherwise acquire during the course of his employment. Employee further agrees not to deliver, reproduce or in any way allow any such inventions, trade secrets, confidential information, knowledge, data or other information, or any documentation relating thereto, to be delivered or used by any third parties without specific direction or consent of a duly authorized representative of the Company.


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      7.2 Exceptions to Confidentiality. The obligation set forth in Section 7.1 hereof shall immediately cease for any invention, trade secret, confidential information, knowledge, data or other information of the Company, as described therein, at the time that any such invention, trade secret, confidential information, knowledge, data or other information of the Company, as described therein, at the time that any such invention, trade secret, confidential information, knowledge, data or other information (i) enters the public domain through no wrongful act of Employee, (ii) is lawfully received by Employee from a third party without similar restrictions thereon regarding nondisclosure, or
(iii) disclosure of such information is compelled by judicial or other governmental action provided that the Employee notifies the Company of such action and cooperates with the Company (at the Company's expense) in obtaining any available protective order or the equivalent; provided, however, that no exceptions to the obligations set forth in Section 7.1 shall apply to any invention, trade secret, confidential information, knowledge, data or other information produced, obtained or otherwise acquired by Employee in connection with any contract between the Company and any client, customer, consultant, licensee or affiliate to the extent that such exception would in any way conflict with or decrease the scope of any confidentiality or nondisclosure obligations set forth in such contract.

      7.3 Documents. Upon the termination of this Agreement or at any time upon the Company's request, Employee shall deliver forthwith to the Company all memoranda, notes, records, reports and other documents (including all copies thereof) relating to all confidential matters, as described in Subsection 7.1 hereof, and to the Business of the Company which Employee may then possess or have under his control.

      7.4 Breach of Contract. Employee represents and warrants that his performance of all of the terms of this Agreement does not and will not breach any agreement not to compete or any agreement to keep in confidence proprietary information, knowledge or data acquired by him in confidence or in trust prior to his employment with the Company. Employee agrees not to enter into any agreement, either written or oral, in conflict herewith.


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8.    OWNERSHIP OF INVENTIONS AND IDEAS

      Employee acknowledges that the Company shall be the sole owner of all the fruits and proceeds of Employee's services hereunder, including, but not limited to, all inventions, developments, discoveries and other improvements, whether patentable or not patentable, which Employee, in connection with and during the course of his employment, may develop, create or first actually reduce to practice during the term of this Agreement and for ninety (90) days thereafter, either alone or in combination with others, free and clear of any claims by Employee (or any successor or assignee of Employee) of any kind or character whatsoever. Employee shall disclose such inventions and ideas to the Company promptly and in writing. Employee agrees that he shall, at the request of the Board of Directors, execute such assignments, certificates or other instruments as the Board of Directors from time to time deems reasonably necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend the Company's right, title and interest in or to any such properties.

9.    NON-COMPETITION

      During his employment by the Company and for twelve (12) months thereafter, Employee shall not compete with the Company in any activity relating to the Business of the Company as conducted by the Company during the term of this Agreement; provided, however, that Employee shall be permitted to resume activities of substantially the same type as those activities conducted by Employee prior to his employment by the Company. For purposes of the preceding sentence, competition shall include, without limitation, direct or indirect competition by Employee, whether as an owner, officer, director, employer, partner, consultant, advisor, contractor, principal, agent, licensor, employee or affiliate of a person, firm, venture or corporation that so competes with Company and shall apply only as to any clients or customers with whom Employee shall have had contact on or before the date his employment ceases and for whom Company has provided services within one (1) year of such date. Without the prior written approval of the Board of Directors,


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Employee further agrees that during his employment by the Company and for twelve
(12) months thereafter he will not hire, contract with or solicit for employment or contract any employee of the Company or any former employee of the Company who left such employment less than six (6) months earlier, unless such employee was terminated by the Company on the grounds described in Section 11.1 (a) (iii) hereof.

10.   SPECIFIC PERFORMANCE

      10.1 Damages. The parties hereby declare that the rights of the Company under Sections 7 through 9 hereof are of unique nature, the loss of which may cause irreparable harm, and that it may be impossible to measure in money the damages which will accrue to the Company by reason of the loss of such rights or a failure by Employee to perform or adhere to any of the obligations under Sections 7 through 9 hereof.

      10.2 Equitable Relief. In the event of any breach or threatened breach of Sections 7 through 9 hereof, the Company shall be entitled, as a matter of right, to a final order, from a court of competent jurisdiction, of injunctive and other equitable relief, and if the Company shall institute any action or proceeding to enforce by specific performance or other equitable relief the provisions hereof, Employee hereby waives the claim or defense thereto that the Company has an adequate remedy at law, and Employee shall not urge in any such action or proceeding the claim or defense that such remedy at law exists.

      10.3 Remedies at Law. This Section 10 shall not limit or constrain the right of the Company to pursue and recover damages at law for breaches of this Agreement, including breaches of Sections 7 through 9 hereof.

11.   TERMINATION

      11.1        Termination of Employment


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            (a) The Company shall have the right to terminate this Agreement upon thirty (30) days prior written notice to Employee (except for any continuing rights and obligations expressly provided for in this Section 11) on the earliest to occur of the following events:

                  (i) willful failure by Employee substantially to perform the duties and obligations of his employment;

                  (ii) commission by Employee of willful misconduct, actionable negligence, fraud, acts of dishonesty, disloyalty or breach of trust against the Company which causes harm to the Company, or other illegal or improper acts or omissions; or

                  (iii) termination of Employee by the Company for any reason

            (b) The Company shall have the right to terminate this Agreement upon prior written notice to Employee in the event of Employee's permanent disability. For the purpose of this Section 11, permanent disability shall mean Employee's inability, whether mental or physical, to perform the regular duties of his employment on a full-time basis for three (3) consecutive months. If the Company and Employee are unable to agree whether he is so disabled, the question shall be decided by a panel of three (3) physicians, one (1) to be designated by the Company, one (1) by Employee and one (1) by the first two (2) so designated. The determination of the panel shall be final and binding upon the parties. The Company shall pay the costs of the panel.

            (c) In the event of Employee's death, this Agreement shall terminate without notice.

            (d) Employee shall have the right to terminate this Agreement upon thirty (30) days prior written notice to Company in the event Company fails to make a Base Salary payment to Employee within fifteen (15) days after written notification from Employee that such payment is due in accordance with the terms of Section 3 hereof. Upon such termination, Employee shall be released from all obligations imposed by the terms and conditions of this Agreement with the exception of those imposed by Sections 7 through 9 hereof. Company agrees to make a good faith


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effort to make Base Salary payments to Employee to the extent salary payments due and payable on a comparable basis are made to any other employee of the Company.

            (e) The Base Salary, Incentive Compensation and Fringe Benefits provided to Employee under Section 3 of this Agreement, to the extent not then accrued, shall terminate on the date of termination of this agreement, except for any continuing rights and obligations set forth in Subsection 11.2 hereof or expressly provided for in the Company's fringe benefit plans or programs. Any accrued and unpaid bonus for any fiscal year of the Company or portion thereof which occurs on or before the date of termination of this Agreement shall continue to be due and payable as provided in Subsection 3.2 hereof.

      11.2 Termination Payments

            (a) If this Agreement is terminated pursuant to Subsections 11.1 (a)
(i) or 11.1 (a) (ii) hereof, no severance or termination pay whatsoever shall be due Employee. Employee however shall receive any unpaid Base Salary payments accrued prior to the date of termination.

            (b) If this Agreement is terminated pursuant to Subsection 11.1 (c) hereof due to Employee's death, his estate or designated beneficiary (which beneficiary Employee may designate by filling a written notice with the Company that shall be effective when filed and that may be altered or revoked by Employee at any time) shall receive payments totalling five hundred thousand dollars ($500,000). Company shall purchase and maintain "Key Man Insurance" containing customary terms and conditions on Employee in an amount which would be sufficient to cover such termination payments. Company shall have all incidents of ownership in such insurance policy but the proceeds of such insurance shall be payable to the Employee's designated beneficiary.

            (c) If this Agreement is terminated pursuant to Subsection 11.1 (b) hereof due to Employee's permanent disability, Employee shall receive the amount of any benefits payable under any group disability insurance program administered and offered to Employee by the Company.


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            (d) If this Agreement is terminated pursuant to Subsection
11.1(a)(iii) or 11.1(d) hereof, Company must pay Employee an amount equal to the lesser of Employee's annual Base Salary on the date of such termination or the total Base Salary due Employee during the remainder of the Term in effect on the date of termination; provided, however, that such amount shall not be less than the total of Employee's Base Salary payments for a one hundred eighty day period. Company may elect to pay this amount (i) as a lump sum within sixty (60) days of the date of termination or (ii) ratably in monthly installments during the lesser of the remainder of the Term in effect on the date of termination or six months.

            (e) If the Company elects not to renew this Agreement pursuant to
Section 1 hereof, the Company shall pay Employee a severance payment equal to Employee's Base Salary payments for a one hundred eighty day period. Company may elect to pay this amount (i) as a lump sum on the last day of the Term or (ii) ratably in monthly installments during the three-month period following the last day of the Term.

            (f) Employee shall not be required to mitigate the amount of any termination payment provided for in this Subsection 11.2 hereof by seeking other employment or by other means.

12.   MISCELLANEOUS

      12.1 Assignment. This Agreement and the rights of Employee hereunder are personal to Employee, and neither this Agreement nor any right or interest herein or arising hereunder shall be subject to voluntary or involuntary alienation, assignment or transfer by Employee nor may Employee, his estate or designated beneficiary use this Agreement or any right of payment hereunder as a pledge or collateral for any loan; provided, however, that this Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of the Company.

      12.2 Governing Law. This Agreement shall be governed by, and shall be construed and interpreted in accordance with, the laws of the State of New York without giving effect to the doctrine of conflict of laws.


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      12.3 Notices. Any notice which the Company is required or may desire to give Employee shall be given by personal delivery or by registered or certified mail, with postage prepaid, addressed to Employee at his address of record with the Company, or at such other place as Employee may from time to time designate to the Company in writing. Any notice which Employee is required or may desire to give to the Company hereunder shall be given by personal delivery or by registered or certified mail, with postage prepaid, addressed to the Company may from time to time designate to Employee in writing. Such notice shall be deemed given when delivered personally or, if mailed, given two (2) days after the date of mailing.

      12.4 Waiver. If either party should waive any breach of any provision of this Agreement, such party shall not thereby be deemed to have waived any proceeding or succeeding breach of the same or any other provision of this Agreement.

      12.5 Entire Agreement; Modification; Severability. This Agreement constitutes the entire agreement of these parties with respect to the subject matter hereof, and all other prior or contemporaneous agreements of the parties with respect to such subject matter, whether oral or written, are hereby merged into this Agreement. This Agreement shall not be changed, modified or amended other than by a further written agreement signed (i) by a duly authorized member of the Company's Compensation Committee and (ii) by Employee. If, for any reason, any immaterial part of this Agreement is declared by a court of competent jurisdiction to be void or unenforceable, the remainder of this Agreement shall not be affected thereby and shall remain in full force and effect.

      12.6 Counterparts. This Agreement may be signed in two counterparts, each of which shall be deemed an original and both of which together shall constitute one agreement.

      12.7 Arbitration. Any and all disputes, claims and controversies between the parties hereto concerning the validity, interpretation, performance, termination or breach of this Agreement, which cannot be resolved by the parties within ninety (90) days after such dispute, claim or controversy arises, shall, at the option of either party, be referred to and finally settled by arbitration. Such arbitration shall be initiated by the initiating party giving notice (the "Arbitration Notice") to the other party (the"Respondent") that it intends to submit such dispute, claim or


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controversy to arbitration. Each party shall, within thirty (30) days of the date the Arbitration Notice is received by the Respondent, designate a person to act as an arbitrator within the time specified herein, the arbitration shall be conducted by the sole designated arbitrator. The two arbitrators appointed by the parties shall, within thirty (30) days after their designation, appoint a third arbitrator who shall act as presiding arbitrator (the "Presiding Arbitrator"). If the two arbitrators designated by the parties are unable to appoint a Presiding Arbitrator, the Presiding Arbitrator shall be appointed according to the rules of the American Arbitration Association as in effect on the date the notice of submission to arbitration is given (the "Rules").

      Such arbitration shall be held in New York, New York, in accordance with the Rules, except as otherwise expressly provided herein. The arbitrators shall, by majority vote, render a written decision stating reasons therefor in reasonable detail within three (3) months after the appointment of all arbitrators. Each party shall bear its own costs and attorney's fees. All other costs and expenses of arbitration shall be apportioned between the parties by the arbitrators. The award of the arbitrators shall be made in United States currency and shall be final and binding, and judgement thereon may be rendered by any court having jurisdiction thereof, or application may be made to such court for the judicial acceptance of the award and an order of enforcement, as the case may be.


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      IN WITNESS WHEREOF, the parties hereto have executed and delivered this
Agreement with legal and binding effect as of the day and year first above written.


                                        /s/Eric W. Jacobson
                                        -------------------------------------
                                        Eric W. Jacobson ("Employee")

                                        /s/ Jonathan M. Charry
                                        --------------------------------------
                                        QuietPower Systems, Inc.,
                                        a Delaware corporation ("Company")

                                        /s/William S. Bernstein
                                        --------------------------------------
                                        William S. Bernstein
                                        Compensation Committee
                                        of the Board of Directors of QuietPower
                                        Systems, Inc. ("Committee")


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    Amendment to Employment Agreement between Eric W. Jacobson and QuietPower
                       Systems, Inc. Dated January 1, 1996

                                   SCHEDULE A

Base Salary:      $150,000

Stock Options:    To be granted from time to time at the Committee's sole
                  discretion. Vesting of such option grants shall occur at a rate of 25% per year upon each anniversary of the grant.

Yearly Bonus:     The bonus plan for 1996 shall be based upon the milestones listed below. The bonus shall become payable in the amounts stipulated below upon the achievement of these milestones. In no event will the cumulative bonus exceed $22,500.

                        Milestone
                        ---------

                  $15,000 bonus upon achieving $1.7 million in revenues

                  $10,000 bonus upon achieving $3.4 million in revenues

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